Press Release

NEWS FOR IMMEDIATE RELEASE

Athena Silver Corporation Announces

Record Date for Spin-Off of

Magellan Gold Corporation

Denver, CO – December 23, 2010- Athena Silver Corporation (“Athena” or the “Company”) (OTCBB:  AHNR), announced today that it will spin-off to its shareholders, pro rata, a majority of its interest in Magellan Gold Corporation (“Magellan”).

Athena owns an aggregate of 3.0 million shares of Magellan, which represents less than 10% of the total 33 million Magellan shares issued and outstanding.  Magellan was formed by Athena and two related parties and principal shareholders, to explore for minerals on certain unpatented mining claims in Nevada for which Magellan has acquired mining leases.

The shares of Magellan owned by the Company will be spun off to the Company’s shareholders, pro rata, in the nature of a stock dividend distribution.  Shareholders of Athena entitled to participate in the spin-off distribution will receive one (1) share of Magellan for each ten (10) shares of Athena owned as of the record date.

Athena has established the close of business on December 31, 2010 as the record date for the spin-off.  As of the date of this announcement, Athena has not received confirmation of the record date from FINRA.  As a result, the record date may be subject to change due to regulatory requirements.  Only shareholders of record of Athena on the record date will be entitled to participate in the stock dividend distribution.  Following the record date, shares of the Company’s common stock will trade "ex-dividend."

Athena intends to prepare and file a Registration Statement with the Securities and Exchange Commission registering the spin-off distribution of the shares of Magellan to the shareholders of Athena, pro rata.  The spin-off will not occur until the Registration Statement has been declared effective by the Securities and Exchange Commission.  Nevertheless, only shareholders of Athena as of the record date of December 31, 2010 will be entitled to participate in the distribution.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

For further information, contact:

John C. Power

2010A Harbison Drive # 312

Vacaville, CA  95687

Phone:  707-884-3766